Exhibit 99.1

Goldman Sachs BDC, Inc. Reports Second Quarter 2015 Financial Results and Announces Third Quarter Dividend of $0.45 Per Share

Company Release – August 6, 2015

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (the “Company”) (NYSE: GSBD) announced its financial results for the second quarter ended June 30, 2015 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•	Earnings per share for the quarter ended June 30, 2015 were $0.50, as compared to $0.46 for the quarter ended March 31, 2015;

•	Net asset value per share increased $0.05 per share to $19.46, up from $19.41(1) as of March 31, 2015;

•	Investments at fair value(2) were $1,004.9 million as of June 30, 2015, up from $909.9 million as of March 31, 2015, representing a 10.4% quarter-over-quarter increase;

•	Investments at fair value(2) in the Senior Credit Fund, LLC (the “SCF”) were $255.9 million as of June 30, 2015, up from $181.0 million as of March 31, 2015, representing a 41.4% quarter-over-quarter increase;

•	Subsequent to quarter end, the Company received an Investment Grade credit rating from Standard & Poor’s and announced a third quarter dividend of $0.45 per share.

SELECTED FINANCIAL HIGHLIGHTS

	Three months ended
(in $ millions, except per share data)	June 30, 2015	March 31, 2015		June 30, 2014
Investment portfolio, at fair value(2)	$1,004.9	$909.9		$606.5
Debt	301.0	224.0		35.0
Net assets	706.3	687.6		589.0
Total investment income	$27.3	$26.4		$16.1
Net investment income after taxes	15.8	15.7		12.5
Net increase in net assets resulting from operations	17.9	14.0		12.4
Per Share Data:
Net asset value per share	$19.46	$19.41	(1)	$19.99
Net investment income (loss) per share (basic and diluted)	0.44	0.52		0.42
Earnings per share (basic and diluted)	0.50	0.46		0.42
Regular distribution per share	0.45	0.45		0.41

PORTFOLIO AND INVESTMENT ACTIVITY(2)

During the three months ended June 30, 2015, the Company made new investment commitments and fundings of $126.1 million and $98.2 million, respectively, including $10.0 million in the SCF. The new investment commitments were comprised of 73.5% first lien debt, 18.6% second lien debt and 7.9% in the SCF. New investment commitments were in seven portfolio companies, including five new portfolio companies and two existing portfolio companies.

During the three months ended June 30, 2015, the Company had repayments of $9.0 million, resulting in net funded investment activity of $89.2 million.

During the three months ended June 30, 2015, the SCF made new investment fundings of $80.8 million and had sales and repayments of $6.4 million, resulting in net funded investment activity of $74.4 million. The new investment fundings were all first lien loans.

The Company’s investment portfolio had an aggregate fair value of $1,004.9 million, comprised of 38 portfolio companies across 27 different industries. The investment portfolio on a fair value basis was comprised of 93.6% secured debt investments (57.1% in first lien debt (including 26.9% in first lien/last-out unitranche loans) and 36.5% in second lien debt), 2.6% in preferred stock and 3.8% in the SCF.

As of June 30, 2015, the weighted average yield of the total investment portfolio at amortized cost and fair value was 11.0% and 11.3%, respectively.

On a fair value basis, 85.8% of debt investments were in floating rate instruments and 14.2% was in fixed rate investments.

As of June 30, 2015, the weighted average net debt/EBITDA and interest coverage of the companies in the investment portfolio were 4.2x and 3.0x, respectively. These portfolio company statistics were unchanged from March 31, 2015. The median EBITDA of the portfolio companies was $33.2 million. There continues to be no investments on non-accrual.

As of June 30, 2015, the SCF had an investment portfolio with an aggregate fair value of $255.9 million comprised of 20 portfolio companies across 16 different industries. The SCF’s investment portfolio on a fair value basis was comprised of 100% secured debt investments (97.7% in first lien debt and 2.3% in second lien debt). As of June 30, 2015, 100% of the SCF’s portfolio investments were invested in debt bearing a floating interest rate with an interest rate floor.

The weighted average net debt/EBITDA and interest coverage of the companies in the SCF investment portfolio were 3.3x and 3.9x, respectively, as compared to 3.0x and 3.9x, respectively, as of March 31, 2015. The median EBITDA of the SCF’s portfolio companies was $69.1 million. No investments in the SCF are on non-accrual.

RESULTS OF OPERATIONS

Total investment income for the three months ended June 30, 2015 and March 31, 2015 was $27.3 million and $26.4 million, respectively. The $0.9 million increase was primarily driven by higher dividend and other income earned from the SCF. The $27.3 million of total investment income was comprised of $26.3 million from interest income, original issue discount accretion and dividend income(3) and $1.0 million from prepayment income, accelerated accretion/amortization and other income.

Total expenses for the three months ended June 30, 2015 and March 30, 2015 were $11.4 million and $10.6 million, respectively. The $0.8 million increase in expenses was driven primarily by an increase in incentive fees. The $11.4 million of total expenses were comprised of $2.1 million of interest and credit facility expenses, $8.0 million of management and incentive fees, and $1.3 million of other operating expenses.

Net investment income after taxes for the three months ended June 30, 2015 was $15.8 million, or $0.44 per share, compared with $15.7 million, or $0.52 per share for the three months ended March 31, 2015. While total net investment income increased, net investment income per share was lower quarter over quarter, reflecting the timing impact of the Company’s initial public offering in late March, which resulted in higher weighted average shares outstanding for the three months ended June 30, 2015.

During the three months ended June 30, 2015, the Company had no net realized gain (loss) on investments and had net unrealized appreciation on investments of $2.1 million, or $0.06 per share.

Net increase in net assets resulting from operations for the three months ended June 30, 2015 was $17.9 million, or $0.50 per share.

LIQUIDITY AND CAPITAL RESOURCES

In April 2015, the Company issued a total of 900,000 shares of its common stock pursuant to the exercise of the underwriters’ over-allotment option in connection with the initial public offering (IPO). Net of underwriting fees, the Company received additional cash proceeds of $17.3 million. In connection with the closing of the over-allotment option, Goldman Sachs paid 70% of the sales load, or $0.8 million.

As of June 30, 2015, the Company had $301.0 million of borrowings and $259.0 million of availability under its revolving credit facility. The weighted average interest rate on debt outstanding was 2.46% for the three months ended June 30, 2015. As of June 30, 2015, the Company had cash of $11.5 million and had an investment in an affiliated money market fund of $21.3 million.

The Company’s average and ending debt to equity leverage ratio was 0.35x and 0.43x, respectively, for the three months ended June 30, 2015, as compared with 0.56x and 0.33x, respectively, for the three months ended March 31, 2015. The decrease in the average debt to equity leverage ratio during the quarter resulted from the issuance of equity in the Company’s IPO on March 18, 2015. The ending debt to equity ratio of 0.43x remains below the Company’s target ratio of 0.50x to 0.75x.(4)

CONFERENCE CALL

The Company will host an earnings conference call on Friday, August 7, 2015 at 10:00 am Eastern Time to discuss its quarterly financial results. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 81192405. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 1:00 pm Eastern Time on August 7 through September 7. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 81192405. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

(1)	Adjusted net asset value per share is a non-GAAP measure and is provided in addition to, but not as a substitute for, net asset value per share. Adjusted net asset value per share represents the dilutive impact of the underwriters’ over-allotment option on NAV per share, which was exercised in April 2015. As of March 31, 2015, adjusted and GAAP net asset value per share was $19.41 and $19.43, respectively. GSBD uses this non-GAAP financial measure in analyzing the respective quarter-over-quarter financial results and believes that the use of this non-GAAP financial measure is useful to investors as an additional tool to evaluate the quarter-over-quarter effect of the over-allotment option that occurred during the second quarter of 2015.
(2)	The discussion of the investment portfolio excludes our investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc.
(3)	Interest income excludes accelerated accretion/amortization of $0.2 million.
(4)	The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratio excludes unfunded commitments.

FINANCIAL STATEMENTS

Goldman Sachs BDC, Inc.

Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	June 30, 2015 (unaudited)	December 31, 2014
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $970,853 and $893,464, respectively)	$961,321	$882,742
Non-controlled affiliated investments (cost of $9,237 and $9,237, respectively)	4,977	6,578
Controlled affiliated investments (cost of $38,167 and $25,000, respectively)	38,608	24,627
Investments in affiliated money market fund (cost of $21,265 and $29,568, respectively)	21,265	29,568

Total investments, at fair value (cost of $1,039,522 and $957,269, respectively)	1,026,171	943,515
Cash	11,479	8,609
Interest and dividends receivable from non-controlled/non-affiliated investments	8,409	8,701
Dividend receivable from controlled affiliated investments	729	309
Other income receivable from controlled affiliated investments	446	—
Deferred financing costs	4,906	4,974
Deferred offering costs	—	1,384
Other assets	184	—

Total assets	$1,052,324	$967,492

Liabilities
Debt	$301,000	$350,000
Interest and credit facility expense payable	376	527
Management fees payable	3,638	3,326
Incentive fees payable	4,403	—
Payable for investments purchased	15,000	19,700
Common stock repurchased	—	732
Distribution payable	16,330	15,506
Accrued offering costs	1,918	474
Directors’ fees payable	17	115
Accrued expenses and other liabilities	3,376	2,530

Total liabilities	$346,058	$392,910

Commitments and Contingencies (Note 7)
Net Assets
Preferred stock, par value $0.001 per share; (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 36,288,109 and 29,381,127 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively)	36	29
Paid-in capital in excess of par	719,852	587,882
Accumulated net realized gain (loss)	(2,212)	(2,212)
Accumulated undistributed net investment income	3,362	4,058
Net unrealized appreciation (depreciation) on investments	(13,351)	(13,754)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$706,266	$574,582

TOTAL LIABILITIES AND NET ASSETS	$1,052,324	$967,492

Net asset value per share	$19.46	$19.56

Goldman Sachs BDC, Inc.

Statement of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Investment Income:
Interest from non-controlled/non-affiliated investments	$25,123	$14,942	$50,201	$28,117
Dividend income from non-controlled/non-affiliated investments	617	1,117	1,232	1,661
Dividend income from non-controlled affiliated investment	1	—	1	2
Dividend income from controlled affiliated investments	729	—	1,279	—
Other income from non-controlled/non-affiliated investments	400	47	529	64
Other income from controlled affiliated investments	446	—	446	—

Total investment income	$27,316	$16,106	$53,688	$29,844

Expenses:
Interest and credit facility expense	$2,117	$633	$4,603	$1,204
Management fees	3,638	2,110	7,110	4,006
Incentive fees	4,403	—	7,911	—
Professional fees	535	461	1,126	872
Administration and custodian fees	214	202	429	418
Directors’ fees	158	92	268	204
Other expenses	377	83	596	213

Total expenses	$11,442	$3,581	$22,043	$6,917

NET INVESTMENT INCOME (LOSS) BEFORE TAXES	$15,874	$12,525	$31,645	$22,927

Excise tax expense	$65	$—	$90	$—

NET INVESTMENT INCOME (LOSS) AFTER TAXES	$15,809	$12,525	$31,555	$22,927

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$—	$—	$—	$(2,192)
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	2,202	(26)	1,190	1,223
Non-controlled affiliated investments	(186)	(70)	(1,601)	(67)
Controlled affiliated investments	100	—	814	—

Net realized and unrealized gains (losses)	$2,116	$(96)	$403	$(1,036)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$17,925	$12,429	$31,958	$21,891

Net investment income (loss) per share (basic and diluted):	$0.44	$0.42	$0.95	$0.76
Earnings per share (basic and diluted):	$0.50	$0.42	$0.96	$0.73
Weighted average shares outstanding:	36,137,532	29,699,727	33,242,082	30,039,214
Distribution declared per share:	$0.45	$0.41	$0.90	$0.74

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is an externally managed specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. The Company was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States. The Company is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. The Company seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NON-GAAP FINANCIAL MEASUREMENTS

This press release contains certain financial measures that have not been prepared in accordance with generally accepted accounting principles in the Unites States (“GAAP”). Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures has been provided in the Company’s earnings investor presentation posted to its website, and investors are encouraged to review the reconciliation.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 203-983-2529

Media Contact: Andrew Williams, 212-902-5400

Source: Goldman Sachs BDC, Inc.